Exhibit 99.4

EVCI Career Colleges
Holding Corp.

BY E-MAIL AND FACSIMILE

January 4, 2006

Johanna Duncan-Poitier
Deputy Commissioner
Office of Higher Education, Office of the Professions
The State Education Department / The University of the State of New York
Albany, New York 12234

Dear Deputy Commissioner Duncan-Poitier:

We are writing this letter in response to the Department's correspondence dated December 23, 2005.

At the outset it is critical, we believe, that we share with the Department a reaffirmation of the goals of EVCI and Interboro Institute – to provide an opportunity for those many thousands of students, who have not had successful public school experiences, to fulfill their social and intellectual potential and contribute fully to our society and economy. We care deeply about the students at our college and those we will serve in the future. We are committed to strengthening our current efforts to the benefit of our students. We welcome the assistance of the Department in identifying areas for continued improvement as we work towards enhancing the academic experience of our students. We look forward to a collaborative partnership with the Department in our shared missions to raise the knowledge, skill, and opportunity of <u>all</u> the people in New York.

We share your expressed hope that we can reach agreement with respect to Interboro Institute. We reaffirm the sentiment expressed in our December 19, 2005 correspondence to the Department with respect to collaboratively finding a way forward for Interboro to fulfill its vision and mission.

To find a way forward for us to reach an agreement, we believe, requires a frank and honest exchange of ideas along with mutual trust and respect. In that spirit, we would like to clarify what we believe may be a misunderstanding reflected in the Department's December 23, 2005 correspondence so that our working group meeting on January 6, 2006 will be productive.

Preliminary Informal Response

The December 23, 2005 correspondence states that the Department will consider our December 19, 2005 correspondence as the official response to the Department's December 2, 2005 monitoring report. Our December 19, 2005 correspondence was a draft document and marked as such in its title: " Interboro's Draft Working Document to the New York State Education Department in Preparation of Interboro's Formal Response to the Department's December 2, 2005 Documents."

We agreed at our December 5, 2005 meeting in Albany to work together in an effort to reach consensus before submitting our official and formal response to the Departments' December 2, 2005 documents. Barbara Meinert suggested that, as a first step before we have our first group meeting, we should respond in writing to the concerns expressed in the Department's December 2, 2005 documents along with the concerns Joe Frey verbally conveyed to us at the December 5, 2005 meeting. In addition, the Department agreed to extend the time for our official response since it was our shared belief that it was better to "get it right" than meeting a January 2, 2006 deadline.

Accordingly, we respectfully request that the Department properly identify the draft materials sent on December 19, 2005 as a preliminary draft of a work in progress and review the same in that spirit. We would, therefore, expect this document to serve as a focal point for our scheduled meeting on January 6, 2006 discussion, without prejudice.

Requested Information

We had, based on telephone conversations with Barbara Meinert in mid-December, anticipated a written confirmation of the requested extension of time so that we could prepare a formal response to the Department's concerns in its December 2, 2005 documents. We received the Department's December 23, 2005 correspondence late that afternoon. EVCI's office was closed at 4 PM on December 23, 2005 for the holidays.

Interboro Institute was closed from December 24, 2005 through January 2, 2006. Many of our senior executives and corporate directors were either out of state or out of the country last week. They were not able to effectively work on your December 23, 2005 correspondence. These senior executives include Interboro's Chief Financial Officer, EVCI's Vice President for Education and Government Relations, EVCI's General Counsel and Vice President for Corporate Affairs, and EVCI's Chairman of the Board of Directors. As a result, with only a few days left, we will not be able to provide the Department with a financial analysis of the college with respect to enrollment scenarios before our meeting this Friday.

Enrollment

Our meeting this Friday is critically important to Interboro Institute. The spring 2006 semester starts January 23, 2006. We are in the process of accepting new students. We

must determine as soon as possible the number of new students Interboro can accept for the spring semester. We will bring EVCI's Chief Financial Officer and have financial information prepared for our Friday meeting. We sincerely hope that we can reach agreement on this important matter.

The Department's December 23, 2005 correspondence expresses concerns regarding our request to register 1,250 new students for the spring 2006 semester, resulting in a total enrollment of 4,250 total students. Interboro Institute originally registered approximately 4,500 students for the fall 2005 semester. The 4,319 fall 2005 enrollment occurred later in the semester after students officially withdrew or were administratively dropped by the college.

Accordingly, 4,500 students were accurately reported to the Department in our previous submissions as the total number of students originally registered for the fall 2005 semester, and should be the basis for comparison for our request to register approximately 4,250 total students of which 1,250 will be newly admitted students. This represents 250 fewer new students (17% reduction of new students compared to the fall 2005 semester) or approximately a 6 percent reduction in overall students comparing the fall 2005 semester to the spring 2006 semester.

Clarification

In the December 23, 2005 correspondence, you requested that we clarify one "mis-statement" in the December 19, 2005 cover letter to Assistant Commissioner Frey. We respectfully submit that there was no misstatement in the cover letter.

The December 2, 2005 correspondence did not indicate that CPAt could be used for Interboro's Spring 2006 semester. Assistant Commissioner Frey granted our request at the December 5, 2005 meeting to continue to use the CPAt and TestQuest to admit students for the Spring 2006 semester. Our clear recollection was that Joe Frey added emphasis by saying that he "did not expect Interboro to turn on a dime." It is also our recollection that Joe Frey said he would consider allowing Interboro to continue to use the CPAt if he believed Interboro's new admissions screening procedures and strategies recommended by consultants (including Dr. Vincent Tinto) could significantly improve its persistence and graduation rates. It is also our recollection that the Department was open to meeting with TestQuest to determine if it can properly administer Interboro's ability to benefit test. We share the Department's concern for clarity of commitments.

Graduation Rates

The December 23, 2005 correspondence reaffirms that a "key concern" of the Department with reference to reducing enrollments was Interboro's lack of success with its graduation rates. Specifically, the correspondence stated: "After six semesters (Interboro's two year graduation rate), only 66 students completed the program, or 10%. After nine semesters (three years), only 17.4% of your students completed the program. These are not indicators of success."

We believe that a 17.4% graduation rate over three years at Interboro Institute is an indicator of success. We believe that a 20% graduation rate over four years is also an indicator of success.

Our senior management met with Dr. Vincent Tinto on December 22, 2005. He is a recognized expert in the field of college student retention and graduation. Dr. Tinto was recommended by Barbara Meinert as a consultant. Dr. Tinto met with us for one full day. He did not provide us with a written report. Dr. Tinto strongly recommended that objective, quantifiable and empirical data must be critically analyzed and understood in determining whether Interboro Institute has been successful compared to other associate degree colleges in retaining and graduating minority students. He also provided us with very creative strategies, other than changing the CPAt, to further improve Interboro's graduation rates. We plan to discuss these additional creative strategies, most of which are academic in nature, at our meeting this Friday.

Dr. Tinto recommended that we carefully review data from the National Center for Education Statistics, United States Department of Education, Institute of Education Sciences (please see Appendix attached to this letter). At our meeting with Dr. Tinto on December 22, 2005, he reviewed with us data from the National Center for Education Statistics that are extremely important in understanding comparative graduation success rates, particularly for minorities. In a major national study, it was found, for students beginning two-year degree programs,

- 14.7 percent of students with only a general equivalency diploma graduate with an associate's degree in six years.
- 13.5 percent of Black-Non Hispanic students graduate with an associate's degree in six years.
- 21.4 percent of Hispanic students graduate with an associate's degree in six years.

Interboro's three year graduation rate is 17.4 percent and has over a 20 percent graduation rate in four years. Interboro is much more successful than the national averages for minorities and students without a general equivalency diploma over <u>six years</u>. Interboro has doubled its graduation rates since it was acquired by EVCI in January, 2000. Interboro's faculty, administration and staff are very dedicated and have worked extremely hard to improve persistence and graduation rates.

Your correspondence on December 23, 2005 makes reference to Interboro having six semesters in two years and nine semesters after three years. Interboro does run three semesters each year. Many colleges have three semesters, or the equivalent each year, wherein students can attend college full-time over the summer semester. At most colleges fewer students register in the summer than in fall or spring semesters.

A large number of Interboro students do not attend college during the summer semester because they are parents, including single parents, who must take care of their children. Many of our students are parents who do not have the financial resources to send their

children to day care in the summer while they attend Interboro full-time in order to receive maximum state and federal college grants. Others work in the summer to help pay for college. Additionally, the rules of the federal Pell grant program do not permit consecutive attendance in a three semester per year program through to degree completion. Almost all Interboro students plan their semester sequencing with this federal requirement in mind in order to receive Pell grants each semester. We believe it is more accurate to describe Interboro students as attending two, three or four years, rather than six, nine or twelve semesters.

The December 23, 2005 correspondence states that Interboro's 10 percent two year (six semesters) graduation rate for our 2001 cohort is not an indicator of success. The New York State Education Department's published statistics for the 2001 cohort entering two year college programs show a two year graduation rate for black students at 7.2 percent and for Hispanic students at 6.7 percent. Interboro's 10 percent two year graduation rate is significantly more successful than the statewide average in New York for black and Hispanic students.

The December 23, 2005 correspondence states that Interboro's 17.4 percent (nine semesters) graduation rate for our 2001 cohort is not an indicator of success. The New York State Education Department's published statistics for 2001 cohort entering two year programs show a three year graduation rate for black students at 15.1 percent and for Hispanic students at 14.2 percent. Interboro's 17.4 percent three year graduation rate is significantly more successful that the statewide averages for black and Hispanic students.

The above statistics compare Interboro Institute, whose primary mission is to take students without a high school diploma or GED, to statewide averages for blacks and Hispanics who primarily have a high school diploma or GED. The New York State Education Department does not collect data specifically for ability to benefit students disaggregated from high school graduates or students with a GED. We requested in our December 19, 2005 correspondence that the Department collect data specifically on ability to benefit students in order to develop the best possible model to serve this population going forward.

The data do not exist to compare ability to benefit graduation rates from one college to another or statewide ability to benefit graduation rates. For comparative purposes we believe that an analysis of the graduation rates of New York City community colleges is appropriate because their students are most like Interboro students in terms of ethnicity and income. Please note that the City University of New York does not accept non- high school graduates. Accordingly, CUNY students should be more academically prepared to succeed in college than most Interboro students.

We analyzed the graduation rates for a considerable number of CUNY community college students in the 2001 entering cohort with high school grade point averages in the 70.0 to 79.9 range, taking this group as a surrogate measure for non-high school graduates at Interboro Institute. For this group the two year graduation rate was 2.4 percent (compared to Interboro's 10 percent graduation rate) and three year graduation

rate was 12.8 percent (compared to Interboro's 17.4 percent graduation rate). Interboro's two and three year graduation rates are significantly more successful than the CUNY community colleges.

If we compare the two and three year graduation rates for CUNY community colleges for students with a grade point average under 70.0, we find a two year graduation rate of less than one percent (0.9 percent) and a three year rate of 6.5 percent. Interboro has been much more successful on graduating students than CUNY community colleges, especially given the fact that the overwhelming majority of our students did not graduate from high school, and most of our students had undistinguished academic records before leaving high school.

We truly share with the Department the honorable goal of further improving Interboro's graduation rates .We respect the Department's goal of improving graduation rates above current state and national averages for minority students; and you have my commitment to work with the Department towards that goal. But we must continue to be sensitive to the needs of minority students and help them secure a college education. I have dedicated my professional life to educating college students, most of whom have been minority students. My doctoral dissertation centered on securing fundamental fairness and due process of law for those engaged in national liberation movements, and inspired in me a passion to provide opportunities for those most in need As a college professor, I specialized in constitutional law and civil rights. As a senior college administrator, and later as chief executive officer of a public company, I have expanded educational opportunities for thousands of disadvantaged students at a number of colleges in New York.

I look forward to meeting with the Department this Friday at 1:00 PM. I sincerely hope that your schedule will allow you to attend this meeting. Let's create a model for ability to benefit students that we both can be proud of going forward. It would be a great legacy!

Very Sincerely,

John J. McGrath, Ph.D.
CEO and President
EVCI Career Colleges Holding Corp.

Cc: Joseph Frey, Assistant Commissioner
Barbara Meinert, Coordinator
EVCI Board of Directors
Joseph D. Alperin, General Counsel and VP of Corporate Affairs, EVCI
Joseph Looney, Chief Financial Officer, EVCI
Stephen Adolphus, Vice President of Education and Government Relations, EVCI
Stephen Schwartz, Vice President of Operations, EVCI
Michael O'Brien, Acting President, Interboro Institute

APPENDIX

Consideration of "Success"

Dr. Vincent Tinto, a highly respected expert in national trends and strategies regarding college student persistence and graduation, was retained by EVCI Career Colleges Holding Corp. to advise Interboro Institute regarding student retention and graduation. Dr. Tinto was recommended to us by Barbara Meinert, Coordinator, Office of Quality Assurance, New York State Education Department.

Dr. Tinto very strongly suggested that objective, quantifiable and empirical data (national and New York State) be critically analyzed and understood in determining whether Interboro Institute has been successful compared to other associate degree colleges in retaining and graduating minority students. He recommended that Interboro Institute and EVCI management review data from the National Center for Education Statistics (NCES) in preparation for our meetings with the New York State Department of Education.

NCES is the primary federal entity for collecting, analyzing and reporting data related to education in the United States. It fulfills a congressional mandate to collect, collate, analyze and report full and complete statistics on the conditions of education in the United States; conduct and publish reports and specialized analysis of the meaning and significance of such statistics, and assist state and local education agencies in improving their statistical systems.

NCES conducted the most well-known and extensive study of college students as they proceed through their postsecondary experience, "The National Center for Education Statistics, United States Department of Education, Institute of Education Sciences, Descriptive Summary of 1995-96 Beginning Post-Secondary Students: Six Years Later (Statistical Analysis Report, December 2002)."

The NCES report describes the enrollment and degree attainment of a large national sample of students. It covers the experience of first time beginning students over a period of six academic years and provides information about the rates at which they graduate.

The NCES report highlights the considerable length of time many students take to complete the degree, in part, because so many students are not continuously enrolled. It states:

> the high percentage who were not enrolled continuously are reflected in the number of years that they took to attain an associate's degree. Four percent of the beginners at public two-year institutions completed an associate's degree in the

> expected two years; ten percent took three years; and another nine percent took more than three years.

Tabular data for students in associate degree programs show as many students interrupting their studies for at least one break (other than summers) before completing as those going straight through, and another group of about half that size interrupting their studies at least twice.

The NCES report finds clear statistical correlations between success (defined as completing the degree) and what are defined as risk factors. The risk factors include:

- Delaying entry into postsecondary education after high school
- Not having a regular high school diploma
- Having children
- Being a single parent
- Being financially independent of parents
- Working full-time while enrolled.

The NCES report states:

> all of these risk factors are also associated with 'nontraditional' students, and the more risk factors a student has, the more nontraditional the student may be considered to be. Conversely, students with none of the risk factors may be considered to be highly traditional students: they enroll immediately after receiving a high school diploma, attend full time in the first year, are financially dependent on their parents, and work part time or not at all while enrolled. The most traditional students (those with no persistence risk factors) were more likely than nontraditional students with two or more risk factors to complete their programs for associate's degrees (35 percent vs. 16 percent).

The table later in this document shows how various risk factors impact the chances of students' achieving a two-year degree over a six-year period. The following data are for students at public two-year colleges throughout the United States. This group most resembles Interboro's population.

Most Interboro students have two or more of the proven risk factors for college success: single parent, low income, working full-time, not straight out of school, no high school diploma. Nationally, in six years students with two or three risk factors achieve an associate degree at the rate of 15.5%; those with four or more at 10.6%.

Most Interboro students have no high school diploma or GED. Nationally, in six years of study, GED holders attain an associate degree at a rate of 4.8%; those with no diploma at 7.3%.

Most Interboro students are black or Hispanic. Nationally, in six years American black college students earn associate degrees at a rate of 10.8%, Hispanics at 21.4%. (NB –

national figures for Hispanics include students from Western states, Cuba, Puerto Rico, the Dominican Republic and other populations; each subgroup has somewhat different college success rates, but these are not disaggregated).

Degree Attainment For Entering Students Over Six Years

	% achieving assoc degree
Educational Background	
HS Diploma	10.2
GED	9
None	6.4
Risk Factors	
0	9.7
1	12.4
2 or 3	9.9
4 or more	8.1
Ethnicity	
White	16.7
Black	7.7
Hispanic	15.5

We know that the brains and talents of our young people are equally distributed. Opportunities unfortunately are not equally distributed. That the college has already brought the three-year graduation rate over 17% (and over 20% in four years), when it might be predicted to be much lower for the students served, based on high school background, risk factors and ethnicity. Accordingly, Interboro's graduation rates should be recognized as success.

While the college is committed to do even better with our graduation rates, we are proud we are helping to attack inequities of opportunity and provide the opportunity for success.